Exhibit 10.1
ASSET PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is dated as of the 28th day of March 2013

BETWEEN:

NEUTRISCI INTERNATIONAL INC, a corporation incorporated pursuant to the laws of the Province of Alberta (hereinafter called the “Purchaser”)

- and -

CHROMADEX CORPORATION., a corporation incorporated pursuant to the laws of the State of Delaware (hereinafter called the “Vendor”)

WHEREAS:

A.	the Vendor carries on the business of manufacture, distribution, marketing and sale of the products containing pterostilbene marketed by the Vendor under the brand, “BlūScience”; and

B.
the Purchaser desires to purchase and the Vendor desires to sell the Purchased Assets (defined hereafter) of the Business for the Purchase Price (defined hereafter) and upon the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants, agreements, warranties and payments hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1  - INTERPRETATION

1.1 Definitions.  Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and phrases shall have the respective meanings ascribed to them as follows:

(a)	“Agreement” means this asset purchase and sale agreement and any instrument amending this Agreement;

(b)	“Assumed Liabilities” has the meaning given in Section 3.3 of this Agreement;

(c)	“Bulk Sales Legislation” means the bulk sales laws and regulations of any other jurisdiction, domestic or foreign;

(d)
“Business” means the manufacture, distribution, marketing and sale of the products containing pterostilbene marketed by the Vendor under the brand, “BlūScience”, including, but not limited to the products under the names, “HeartBlū”, “MemoryBlū”, “EternalBlū”, “TrimBlū” and “Blū2Go”;

(e)
“Business Day” means every day other than Saturday, Sunday or any other day on which the principal banks located in either New York,  New York  or Calgary, Alberta are not open for business during normal banking hours;

(f)	“Closing” means the completion of the transactions herein contemplated, including the sale to and purchase by the Purchaser of the Purchased Assets hereunder as herein contemplated;

(g)	“Closing Date” means March 27, 2013 or such earlier or later date as may be agreed upon;

(h)	“Debt Instrument” means any bond, debenture, promissory note or other instrument evidencing indebtedness for borrowed money or other liability;

(i)
“Encumbrance” means any mortgage, charge, easement, encroachment, lien, adverse claim, assignment by way of security, security interest, servitude, pledge, hypothecation, conditional sale agreement, security agreement, title retention agreement, financing statement or other encumbrance;

(j)	“Excluded Assets” means the property and assets referred to in Section 3.2;

(k)	“Financial Statements” means the unaudited financial statements of the Vendor relating to the Business as at the Financial Year End, a copy of which is annexed hereto as Schedule 1.1(k);

(l)	“Financial Year End” means December 31st of each calendar year;

(m)
“Intellectual Property” means the rights provided in law to patents, trademarks, copyrights, industrial designs, formulae, software, firmware, trade secrets, know-how, show how, concepts, information and other intellectual and industrial property as applicable;

(n)
“Inventory” means all raw materials, works in process and finished goods, of every kind and nature, and wheresoever situated owned by the Vendor relating to the Business including, without limitation, the Inventory listed and described in Schedule 1.1(l) at the time of Closing;

(o)
“Legal Proceeding” means any litigation, action, suit, investigation, hearing, claim, complaint, grievance, arbitration proceeding or other proceeding with any third party or governmental or regulatory authority and includes any appeal or review and any application for same;

(p)	“Letter of Intent” means the letter of intent entered into by the Vendor and the Purchaser dated February 8, 2013, as amended on March 20, 2013;

(q)	“NSI Financial Statements” has the meaning given in Section 6.1(k) of this Agreement;

(r)	“NSI Shares” has the meaning given in Section 4.1(d) of this Agreement

(s)	“Permitted Encumbrances” means those Encumbrances described in Schedule1.1(s);

(t)	“Person” means any individual, corporation, firm, partnership, sole proprietorship, syndicate, joint venture, trustee, trust and any unincorporated organization or association;

(u)	“Purchased Assets” means the property and assets described in Section 3.1;

(v)	“Purchase Price” means the purchase price payable by the Purchaser to the Vendor for the Purchased Assets provided for in Article 4;

(w)
“Purchaser's Representatives” means the directors, officers, employees, auditors, legal counsel and fiscal and tax advisors of the Purchaser and any other Person authorized by the Purchaser to represent the Purchaser;

(x)	“Royalty Agreement” means the royalty agreement dated March 28, 2013 between the Purchaser and the Vendor in the form attached hereon as Exhibit E;

(y)
“Security Agreement” means the security agreement dated March 28, 2013 between the Purchaser in favor of the Vendor in the form attached hereto as Exhibit A securing the purchaser’s obligations to the Vendor pursuant to the Senior Secured Note;

(z)
“Senior Secured Note” means the senior secured convertible promissory note for the principal amount of $2,500,000 in the form attached hereto as Exhibit B and secured by the Collateral (as defined in the Security Agreement);

(aa)
“Subsidiary Guarantee” means the subsidiary guarantee dated March 28, 2013 by Britlor Health and Wellness, Inc., a wholly-owned subsidiary of the Purchaser (the “Subsidiary”), in the form attached hereto as Exhibit C;

(bb)	“Supply Agreement” means the supply agreement dated March 28, 2013 between the Purchaser and the Vendor in the form attached hereto as Exhibit D;

(cc)
“Taxes” means all taxes payable under any applicable Tax Legislation, including, without limitation, income taxes, excise taxes, sales taxes, goods and services taxes, transfer taxes, property and municipal and school taxes, capital taxes, import and customs, duties and other governmental charges and assessments , and includes additions by way of penalties, interest, fines and other amounts with respect thereto;

(dd)
“Tax Legislation” means, collectively, the Canadian Income Tax Act, R.S.C. 1985, c.1 (5th Supp.),  the Internal Revenue Code (United States), and the related rules, regulations, interpretation bulletins and releases, orders and decrees of any other jurisdiction, domestic or foreign which may impose a tax of any kind;

(ee)	“Time of Closing” means 12:01 am ( Eastern Standard Time) on the Closing Date or such other time on the Closing Date as the parties may agree as the time at which the Closing shall take place; and

(ff)
“Transaction Documents” means this Agreement, the Senior Secured Note, the Security Agreement, the Subsidiary Guarantee, the Supply Agreement and any documents, instruments and certificates contemplated therein.

1.2 Gender and Number. In this Agreement words importing a specific gender include all genders and words importing the singular include the plural and vice versa.

1.3 Currency.  Unless otherwise indicated all dollar amounts referred to in this Agreement, including the symbol $, refer to lawful money of United States of America.

1.4 Headings.  The division of this Agreement into Articles and Sections and the use of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

ARTICLE 2  - SCHEDULES

2.1 Description of Schedules.  The following are the Schedules attached to and incorporated in this Agreement by reference and deemed to be a part hereof:

Schedule 1.1(k)                           Financial Statements
Schedule 1.1(n)                           Inventory
Schedule 1.1(s)                           Permitted Encumbrances
Schedule 3.1(a)                           Intellectual Property Rights
Schedule 3.1(c)                           Accounts Receivable
Schedule 3.1(d)                           Prepaid Expenses
Schedule 3.2                                Excluded Assets
Schedule 3.3                                Assumed Liabilities
Schedule 4.1                                Vendor’s Wire Instructions
Schedule 5.1(j)                            Legal Proceedings
Schedule 6.1(k)                           NSI Financial Statements
Schedule 6.1(v)(i)                       Purchaser’s Share Capitalization and Subsidiaries
Schedule 6.1(w)                          Indebtedness of Purchaser other than as listed on Senior Secured Note and Security Agreement
Schedule 8.4                                Assumed Contracts, Obligations or Liabilities
Exhibit A                                      Security Agreement
Exhibit B                                      Senior Secured Note
Exhibit C                                      Subsidiary Guarantee
Exhibit D                                      Supply Agreement
Exhibit E                                       Royalty Agreement

ARTICLE 3  - AGREEMENT OF PURCHASE AND SALE

3.1 Property and Assets to be Purchased and Sold.  Subject to the terms and conditions hereof, the Vendor agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase as, at and from the Time of Closing, on an as-is and where-is basis all the property and assets of the Business of every kind and description and wheresoever situated, including without limiting the generality of the foregoing:

(a)
Intellectual Property:  all the right, title, benefit and interest of the Vendor in and to all Intellectual Property and concepts, information and business goodwill relating to the Business, including, without limitation, those trademarks  listed and described in Schedule 3.1(a);

(b)	Inventory: all Inventory;

(c)	Accounts Receivable: a portion of the accounts receivable related to or resulting from the Business, that are listed and described in Schedule 3.1(c);

(d)	Prepaid Expenses: all prepaid expenses and deposits relating to the Business as listed and described in Schedule 3.1(d);

(e)
Goodwill: the goodwill of the Business, together with the exclusive right of the Purchaser to represent itself as carrying on the Business in continuation of and in succession to the Vendor and the right to use any words indicating that the Business is so carried on;

(f)
Records:  all books, records, files, customer lists, broker lists and other documentation and written materials relating to the Purchased Assets including, without limitation all inventory, sales and customer records except where the Vendor is required by law to retain a particular book, record, file, document or other written material, it shall retain the original thereof and deliver to the Purchaser a copy thereof;

(g)	Past and Present Customers: all past and present customers related to the Business; and

(h)	Media: all television commercials, radio commercials, campaigns, presentations, brochures, regulatory materials, booth properties, the BlūScience label and the Business website,

except to the extent that any of the foregoing are or relate to Excluded Assets.

3.2 Excluded Assets.  The property and assets of the Vendor set out and described in Schedule 3.2 hereof shall be excluded from the purchase and sale of property and assets herein contemplated, and shall remain the property of the Vendor.

3.3 Assumption of Liabilities.  The Purchaser shall assume, perform, and fulfill those liabilities and obligations of the Vendor with respect to the Business specified in Schedule 3.3 (the “Assumed Liabilities”).

3.4 Supply Agreement.   Concurrently with the completion of the within purchase and sale of the Purchased Assets, the parties agree to enter into the Supply Agreement.

3.5 Royalty Agreement.   Concurrently with the completion of the within purchase and sale of the Purchased Assets, the parties agree to enter into the Royalty Agreement.

ARTICLE 4  - PURCHASE PRICE

4.1 Purchase Price.  The Purchase Price payable by the Purchaser to the Vendor for the Purchased Assets shall be the sum of $6,178,831 payable at the Time of Closing as follows:

(a)	$250,000 which was previously paid by the Vendor to the Purchaser by bank wire on February 14, 2013;

(b)
$250,000 at Closing and an additional $500,000 (the “Cash Balance”) within 60 days of the Closing (the “Cash Balance Payment Date”) in each instance, in accordance with the wire transfer instructions set forth on Schedule 4.1 attached hereto.  Upon failure to pay the Cash Balance on or prior to the Cash Balance Payment Date, the Cash Balance will begin to accrue interest at a rate equal to 18% per annum from the Cash Balance Payment Date and shall be considered an Event of Default under the Senior Secured Note. In the event that the Purchaser fails to pay the Cash Balance on or prior to the Cash Balance Payment Date then the outstanding principal amount of the Senior Secured Note shall be increased by the amount of the Cash Balance and shall be payable on demand;

(c)	$2,500,000 payable by the issuance to the Vendor of the Senior Secured Note, payment of which shall be secured by the Security Agreement and the Subsidiary Guarantee; and

(d)
 $2,678,831 payable by the issuance to the Vendor at Closing of  669,708  shares of Series I Preferred Shares that are convertible into  2,678,832, Class “A” Common Shares in the capital of the Purchaser (the “NSI Shares”), representing an aggregate of (19%) of the NSI Shares at a deemed price for each Class A Common Share of $1.00 per share.

4.2 Deposit.  The Vendor acknowledges that a non-refundable deposit in the amount of $250,000 has already been paid by the Purchaser.  The parties agree that the full amount of such deposit shall be applied towards the amount required under Section 4.1(a) of this Agreement at the Time of Closing.

4.3 Legend.  The parties acknowledge that the NSI Shares have not been registered under the United States Securities Act of 1933, as amended nor under the laws of any state of the United States and that therefore the certificate(s) representing the NSI Shares issued hereunder and the Class A Common Shares issuable upon the conversion of the NSI Shares will bear the following legend:

“The securities represented hereby have not been registered under the United States Securities Act of 1933, as amended (the “1933 Act”) or any state securities laws. These securities may be offered, sold, pledged, hypothecated or otherwise transferred or encumbered only (a) outside the United States in compliance with Rule 904 of Regulation S promulgated under the 1933 Act, (b) in compliance with the exemption from the registration requirements under the 1933 Act provided by Rule 144 or Rule 144 thereunder. If available, and in accordance with any applicable state securities laws, or (c) in a transaction that is otherwise exempt from the registration requirements of the 1933 Act and any applicable state laws, and the holder has, prior to such sale, furnished to the company an opinion of counsel or other evidence of exemption, in either case reasonably satisfactory to the company.  Delivery of this certificate may not constitute “good delivery” in settlement of transactions on stock exchanges in Canada.  If these securities are being sold at any time the company is a “foreign issuer” as defined in Rule 902 under the 1933 Act, a new certificate, bearing no legend, the delivery of which will constitute “good delivery” may be obtained from the company's transfer agent upon delivery of this certificate and a duly executed declaration, in form satisfactory to the company and the company's transfer agent to the effect that the sale of the securities is being made in compliance with Rule 904 of Regulation S under the 1933 Act.”

4.4 Anti-dilution.

(a)
In the event that the Purchaser issues any common shares of any class or Common Shares Equivalents at a price less than $1.00 per share (the “Protected Price”) (other than an issuance pursuant to an option agreement with an employee or otherwise to compensate an employee pursuant to a plan not to exceed 30% of the outstanding capital stock of the Purchaser in the aggregate) (the “Dilutive Shares”), concurrently with such transaction, the Purchaser will issue to the Vendor additional Series I Preferred Shares convertible into Class A Common Shares in an amount which provides the Vendor with a percentage interest in the Purchaser which the NSI Shares would have represented had the Dilutive Shares been issued at a price of $1.00 per share. For the purposes of this Agreement, “Common Shares Equivalent” means any securities of the Purchaser which would entitle the holder thereof to acquire at any time common shares, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, common shares.

(b)
In the event that the NSI Shares are: (i) subdivided, redivided or the number of outstanding  NSI Shares is changed into a greater number of  NSI Shares; or (ii) reduced, combined or the number of outstanding NSI Shares is consolidated into a smaller number of  NSI Shares (a “NSI  Share Reorganization”), the Protected Price shall be adjusted to the amount determined by multiplying the Protected Price by a fraction:

A.	the numerator of which shall be the number of NSI Shares outstanding on the date of the NSI Share Reorganization, before giving effect to NSI Common Share Reorganization; and

B.	the denominator of which shall be the number of NSI Shares which will be outstanding immediately after giving effect to such NSI Share Reorganization.

(c)
This Section 4.4 shall be in effect from the Time of Closing until the later of: (a) the date which is eighteen months from the Closing Date; or (b) the date upon which the Purchaser becomes a reporting issuer in any province or territory of Canada; after which time this Section 4.4 shall immediately expire and shall have no further force or effect.

4.5 Transfer Taxes. The Purchaser shall be liable for and shall pay, either to the Vendor at Closing or directly to the government authority, as required, all transfer taxes, federal, provincial and states sales taxes and all other Taxes or other like charges properly payable upon and in connection with the transfer of the Business and the Purchased Assets to the Purchaser.

ARTICLE 5  - REPRESENTATIONS AND WARRANTIES OF THE VENDOR

5.1 Representations and Warranties of the Vendor.  The Vendor hereby represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with the transactions herein contemplated:

(a)
Organization and Qualification of the Vendor:  The Vendor is a corporation duly incorporated and subsisting under the laws of the State of Delaware. No proceedings have been instituted or are pending for the dissolution or liquidation of the Vendor. The Vendor has the necessary power, authority and capacity to own or lease the Purchased Assets and to carry on the Business as now being conducted by it.

(b)
Due Authorization of Agreement:  The Vendor has the necessary power, authority and capacity to enter into this Agreement, to sell the Purchased Assets to the Purchaser as herein contemplated and to perform its other obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions herein contemplated have been duly and validly authorized by all necessary action on behalf of the Vendor and this Agreement has been duly and validly executed and delivered by the Vendor and is a valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms.

(c)
Conflicting Instruments:  The entering into of this Agreement by the parties hereto, the performance by the Vendor of its obligations hereunder and the completion of the transactions herein contemplated do not and will not conflict with or result in the breach or violation of any of the terms and provisions of (i) the  certificate of incorporation and the bylaws of the Vendor, (ii) subject to Section 8.4 the obtaining of any consent, approval, permit or acknowledgment which may be required thereunder in connection with the completion of the transactions herein contemplated with respect to the Purchased Assets, any licence or registration or any agreement, contract or commitment that the Vendor is a party to or bound by or subject to, or (iii) any law or regulation, domestic or foreign, or any judgment, decree, injunction, ruling, order or award of any tribunal.

(d)
Title to Purchased Assets:  The Vendor is the owner of the Purchased Assets with good and marketable title thereto free of any Encumbrance, except Permitted Encumbrances, and is exclusively entitled to possess and dispose of the same.

(e)
Accuracy of Books and Records:  The books and records of the Vendor relating to the Business fairly and correctly set out and disclose in all material respects the financial position of the Vendor and the Business as at the date hereof and all material financial transactions of the Vendor relating to the Business have been accurately recorded in such books and records in conformity with generally accepted accounting principles.

(f)	Financial Records: All material financial transactions of the Vendor have been recorded in the financial books and records of the Vendor in accordance with good business practice.

(g)	Financial Statements: The Financial Statements have been prepared on a basis consistent with those of previous years and present fairly:

(i)	all of the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of the Vendor and Business as at the Financial Year End; and

(ii)	the revenues, earnings and results of operations of the Vendor and Business for the 12 month period ended on the Financial Year End.

(h)
Business Carried on in Ordinary Course:  The Business has been carried on in the ordinary course since the Financial Year End.  The Vendor has not, since the Financial Year End, sold or otherwise disposed of any of its property or assets relating to the Business except in the ordinary course of business.

(i)
Material Contracts:  Except for agreements, contracts and commitments in the ordinary course of the Business, none of which has more than three months to run or agreements, contracts and commitments under which the obligations of the Vendor do not exceed $10,000 in the aggregate, the Vendor is not a party to or bound by or subject to any agreement, contract or commitment, written or oral, of any nature or kind relating to the Business except for:

(i)	forward commitments by the Vendor for supplies or materials entered into in the ordinary course of the Business for use in the Business;

(ii)	service contracts on office equipment;

(iii)	Permitted Encumbrances set forth and described in Schedules 1.1(s) and 8.4; and

(iv)	other agreements, contracts and commitments set forth and described in Schedule 8.4;

and, except as disclosed in such Schedules, no consent, approval, permit or acknowledgment is required under any of the said agreements, contracts, and commitments from any party thereto or any other Person in connection with the completion of the transactions herein contemplated.

(j)
Status of Agreements:  Except as set forth and described in Schedule 8.4, each of the agreements, contracts and commitments that  the Vendor is a party to or bound by or subject to relating to the Business (including, without limitation, those agreements, contracts and commitments referred to in Section 5.1(i)) is valid and subsisting and in good standing, there is no default thereunder and, to the best of the knowledge of the Vendor, there are no facts which, after notice or lapse of time or both, would constitute such a default.

(k)
Legal Proceedings:  There are no Legal Proceedings in progress, pending, threatened against or affecting the Vendor relating to the Business or the Purchased Assets at law or in equity or before or by any tribunal, except as described in Schedule 5.1(k).

(l)
Compliance with Applicable Laws:  The Vendor has conducted and is conducting the Business in material compliance with all applicable laws, rules and regulations (including those applicable to any labour or employment matter or standard) of each jurisdiction, domestic or foreign, in which the Business is carried on, is not in breach of any of such laws, rules or regulations, and is duly licensed or registered in each jurisdiction in which it owns or leases the Purchased Assets or carries on the Business, so at to enable the Business to be carried on as now conducted and the Purchased Assets to be so owned or leased.

(m)	Health and Safety Regulations

(i)
to the best of the Vendor’s knowledge, the Vendor is and has been in compliance in all material respects with all Health or Safety Regulations (as hereinafter defined) with respect to the Purchased Assets and the Business;

(ii)
no notice, demand, request for information, citation, summons or order has been received, no complaint has been served, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Vendor, is threatened by any Governmental Authority (as hereinafter defined) or other person with respect to the Purchased Assets or the Business relating to or arising out of any Health or Safety Regulation; and

(iii)
there are no material claims or liabilities of or relating to the Purchased Assets or the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Health or Safety Regulation and to the best of the Vendor’s knowledge, there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

For purposes of this Section 5.1(m), (i) “Health and Safety Regulations” means any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any Governmental Authority (hereinafter defined) pertaining to health, health supplements, pharmaceuticals or neutriceuticals currently in effect in any and all jurisdictions in which the Business is conducted and (ii)  “Governmental Authority” includes any governmental or supervisory organization having authority over the Business in the United States of America, as well as any other state, province, country, city and political subdivision in which any part of the Business is conducted, and any agency, department, commission, board, bureau or instrumentality of any of them that exercises jurisdiction over the Business.

(n)	Intellectual Property.

(i)
As at the Closing Date, the Vendor owns or has rights in all of the Intellectual Property necessary to carry on the Business in a manner consistent with the year ended immediately prior to the Closing Date.

(ii)
The Vendor has not received written notice from any Person challenging the validity of any of the Vendor’s Intellectual Property or the Vendor’s rights in respect of any of the Vendor’s Intellectual Property or alleging that any of the Vendor’s Intellectual Property infringes the intellectual property rights of any Person.

(iii)
To the best of the knowledge of the Vendor, neither the use of the Vendor’s Intellectual Property nor the conduct of the Business, or the carrying on of the Business following the Closing Date as it is currently carried on, has infringed, currently infringes, has been or might reasonably be alleged to infringe, or is the subject of an opinion from counsel that it might infringe or be alleged to infringe, the intellectual property rights of any Person and to the best of the knowledge of the Vendor the conduct of the Business does not include any activity which may constitute passing off.

(iv)	The Vendor has been provided with copies of:

A.
all patents, patent applications, trademarks and registrations, internet domain addresses, copyright applications and registrations, trade names, domestic or foreign, owned by the Vendor relating to the operation of the Business; and

B.	all agreements whereby any rights in any of the Vendor’s Intellectual Property have been granted or licensed to the Vendor.

(v)
The Vendor has the exclusive right to use all of the Vendor’s Intellectual Property in respect of the Business and has not granted any licence or other rights to any other person in respect of the Vendor’s Intellectual Property in respect of the Business.

(o)	Liabilities: To the knowledge of the Vendor, there are no liabilities of the Vendor of any kind whatsoever, contingent or otherwise, relating to the Business existing on the date hereof except for:

(i)	liabilities (including liabilities for unpaid Taxes) disclosed on, reflected in or provided for in the Financial Statements;

(ii)	liabilities disclosed or referred to in this Agreement, including the Schedules hereto; and

(iii)
liabilities incurred in the ordinary course of the Business and attributable to the period since the Financial Year End, none of which is materially adverse to the operations, affairs, prospects or condition (financial or otherwise) of the Business.

(p)	Inventory: The Inventory:

(i)	is saleable or resalable (or useable) in the ordinary course of the Business for the purpose for which they were intended; and

(ii)
is at a level consistent with the level of Inventory that has been maintained in the operation of the Business prior to the date hereof in accordance with normal practice and reasonably anticipated requirements in light of seasonal adjustments, market fluctuations in the North American industry and the requirements of customers of the Business.

(q)
Third Party Consents.  Except as set forth on Schedule 8.4, no consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or body or regulatory authority is required except such as shall have been made or obtained at or before the Time of Closing, for the execution, delivery and performance by the Vendor of this Agreement and or the Vendor’s obligations hereunder.

(r)	Broker. The Vendor has not engaged a banker or broker in connection with this Agreement or the transaction contemplated herein and no fee is due or owed as a result thereof.

(s)
Disclosure. To the best of the knowledge of the Vendor, no representation or warranty contained in this Article, and no statement contained in any schedule, certificate, list, summary or other disclosure document provided or to be provided to the Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact which is necessary in order to make the statements contained herein and therein not misleading.

(t)
No Other Representations and Warranties:  Except for the representations and warranties set forth in this Article 5, the Vendor make no further representations or warranties to the Purchaser, whether express or implied, statutory or otherwise, with respect to the Purchased Assets or the Business.

ARTICLE 6  - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

6.1 Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to the Vendor as follows and acknowledges that the Vendor is relying on such representations and warranties in connection with the transactions herein contemplated:

(a)
Organization and Qualification of the Purchaser:  The Purchaser is a corporation duly incorporated and subsisting under the laws of the Province of Alberta. No proceedings have been instituted or are pending for the dissolution or liquidation of the Purchaser.

(b)
Due Authorization of Agreement and the Transaction Documents:  The Purchaser has the necessary power, authority and capacity to enter into this Agreement and the Transaction Documents, to purchase the Purchased Assets from the Vendor as herein contemplated and to perform its other obligations under the Transaction Documents. The execution and delivery of this Agreement and the completion of the transactions herein and in the Transaction Documents contemplated have been duly and validly authorized by all necessary action on behalf of the Purchaser and this Agreement and the Transaction Documents have been duly and validly executed and delivered by the Purchaser and is a valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms.

(c)
Conflicting Instruments:  The entering into of this Agreement and the Transaction Documents by the Purchaser and the performance of its obligations hereunder and thereunder do not and will not conflict with or result in the breach or violation of (i) the constating documents or by laws of the Purchaser, or (ii) any agreement, contract or commitment, written or oral, which the Purchaser is a party to or bound by or subject to.

(d)
Series I Preferred Shares and NSI Shares:  The Purchaser has full corporate power and authority to issue the Series I Preferred Shares and, at the Closing Date, and upon the conversion of the Series I Preferred Shares, the NSI Shares will be duly and validly created, authorized and issued as fully paid and non-assessable common shares in the share capital of the Purchaser.

(e)	Legal Proceedings: There is:

(i)
no Legal Proceeding (whether or not purportedly on behalf of the Purchaser) in progress, pending, threatened against or affecting the Purchaser at law or in equity or before or by any tribunal and, to the best of the knowledge and belief of the Purchaser, there are no grounds on which any such Legal Proceeding might be commenced with any reasonable likelihood of success;  and

(ii)	no judgment, decree, injunction, ruling, order or award of any tribunal outstanding against or affecting the Purchaser;

which, in any such case, might adversely affect the ability of the Purchaser to enter into this Agreement or to perform its obligations hereunder.

(f)
Absence of Knowledge:  The Purchaser has no knowledge that any representation or warranty made by the Vendor contained in this Agreement or in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement is false or inaccurate in any material respect.

(g)
Third Party Consents.  No consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or body or regulatory authority is required except such as shall have been made or obtained at or before the Time of Closing, for the execution, delivery and performance by the Purchaser of this Agreement and the Transaction Documents and for the Vendor’s obligations hereunder or thereunder.

(h)	Broker. The Purchaser has not engaged a banker or broker in connection with this Agreement or the transaction contemplated herein and no fee is due or owed as a result thereof.

(i)
Bankruptcy.  The Purchaser is not an insolvent entity within the meaning of the Bankruptcy and Insolvency Act (Canada) nor has it made an assignment in favour of creditors, nor a proposal in bankruptcy to their creditors or any class thereof nor had any petition for a receiving order presented in respect of them.  The Purchaser has not initiated proceedings with respect to a compromise or arrangement with their respective creditors or for their winding up, liquidation or dissolution.  No receiver has been appointed in respect of the Purchaser.

(j)
Creditor Protection.  The Purchaser is a debtor company within the meaning of the Companies’ Creditors Arrangement Act, RSC 1985, c C-36 (Canada) (the “CCAA”) and has not made any application, compromise or arrangement under the CCAA and neither has initiated any proceedings under the CCAA for protection from its creditors.

(k)
Financial Condition.  There has been no material adverse change in the financial Condition of the Purchaser since the date of the financial statements previously provided to the Vendor (the “NSI Financial Statements”), howsoever arising, except changes which have occurred in the ordinary course and which, individually or in the aggregate, have not affected the Purchaser in any material adverse respect.

(l)
Operation of the Business.  Since the date of the NSI Financial Statements the Purchaser’s operations have been carried on in the normal course consistent with past practices subject to any requisite adjustments resulting from the Letter of Intent.

(m)	Financial Records. All material financial transactions of the Purchaser have been recorded in the financial books and records of the Purchaser in accordance with good business practice.

(n)	NSI Financial Statements. Except as otherwise specifically disclosed therein, the NSI Financial Statements:

(i)
have, in all material respects, been prepared from the books and records of the NSI Financial Statements have been prepared on a consistent basis throughout the period indicated and on a basis consistent with prior periods; and

(ii)
fairly and accurately present the financial position, assets and liabilities of the Purchaser as at the dates specified therein and fairly and accurately present the results of operations for the periods covered by the statements of earnings and retained earnings (deficit) included therein.

(o)	Intellectual Property.

(i)
As at the Closing Date, the Purchaser owns or has rights in all of the Intellectual Property necessary to carry on its business in a manner consistent with the year ended immediately prior to the Closing Date.

(ii)
The Purchaser has not received written notice from any Person challenging the validity of any of the Purchaser’s Intellectual Property or the Purchaser’s rights in respect of any of the Purchaser’s Intellectual Property or alleging that any of the Purchaser’s Intellectual Property infringes the intellectual property rights of any Person.

(iii)
To the best of the knowledge of the Purchaser, neither the use of the Purchaser’s Intellectual Property nor the conduct of the Purchaser’s business, or the carrying on of the Purchaser’s business following the Closing Date as it is currently carried on, has infringed, currently infringes, has been or might reasonably be alleged to infringe, or is the subject of an opinion from counsel that it might infringe or be alleged to infringe, the intellectual property rights of any Person and to the best of the knowledge of the Purchaser the conduct of the Purchaser’s business does not include any activity which may constitute passing off.

(iv)	The Vendor has been provided with copies of:

A.
all patents, patent applications, trademarks and registrations, internet domain addresses, copyright applications and registrations, trade names, domestic or foreign, owned by the Purchaser relating to the operation of its business; and

B.	all agreements whereby any rights in any of the Intellectual Property have been granted or licensed to the Purchaser.

(v)
The Purchaser has the exclusive right to use all of the Purchaser’s Intellectual Property and has not granted any licence or other rights to any other person in respect of the Purchaser’s Intellectual Property.

(p)
Good Standing of Agreements.  The Purchaser is not in default or breach of any of its material obligations under any one or more contracts and there exists no state of facts which, after notice or lapse of time or both, would constitute such a default or breach.  All contracts are now in good standing and in full force and effect without amendment thereto, at the Closing Date the Purchaser shall be entitled to all benefits thereunder and, to the best of the knowledge of the Purchaser, the other parties to the contracts are not in default or breach of any of their material obligations thereunder.

(q)	Labour Matters and Employment Standards.

(i)
Neither the Purchaser nor any affiliate is subject to any agreement with any labour or trade union or employee association and has not made any commitment to or conducted negotiations with any labour or trade union or employee association with respect to any future agreement or collective agreement and neither is bound by any certificate or certification order of any federal or provincial labour board, council or tribunal in respect of any labour or trade union or employee association and, to the best of the knowledge of each of the Purchaser, there is no current attempt, and there have been no past attempts, to organize, certify or establish any labour or trade union or employee association in relation to any of the employees.

(ii)	There are no existing or, to the best of the knowledge of each of the Purchaser, threatened, labour strikes or labour disputes, grievances, controversies or other labour troubles.

(iii)
The Purchaser has complied in all material respects with all applicable laws, rules, regulations and orders relating to employment, including, but not limited to, those relating to wages, hours, collective bargaining, occupational health and safety, workplace hazardous materials, employment standards, pay equity, human rights and workers’ compensation.  There are no outstanding charges or complaints against and received by the Purchaser relating to unfair labour practices or discrimination or under any legislation relating to employees.  The Purchaser has paid in full all amounts owing under the applicable workers’ compensation legislation.

(r)
Insurance.  The Purchaser has provided copies of all insurance policies maintained by the Purchaser or under which the Purchaser is covered in respect of the properties, assets, operations and personnel of the Business as of the date hereof and will name the Vendor as an additional insured under such policies.

(s)
Compliance with Laws.  In relation to the Business, the Purchaser is not in violation in any material respect of any federal, provincial or other law, regulation or order of any Governmental Authority, including, without limitation, any law, regulation or order relating to the Business.

(t)
Disclosure. To the best of the knowledge of the Purchaser, no representation or warranty contained in this Article, and no statement contained in any schedule, certificate, list, summary or other disclosure document provided or to be provided to the Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact which is necessary in order to make the statements contained herein and therein not misleading.

(u)
No Other Representations and Warranties:  Except for the representations and warranties set forth in this Article 5, the Vendor make no further representations or warranties to the Purchaser, whether express or implied, statutory or otherwise, with respect to the Purchased Assets or the Business.

(v)	Capitalization.

(i)
As of the date hereof, the capitalization of the Purchaser is as set forth on Schedule 6.1(v)(i) hereof.  Except as contemplated herein, no shares of preferred stock are issued and outstanding.  All of the shares of the Purchaser’s preferred shares and common shares have been duly authorized and validly issued and are fully paid and non-assessable.  None of the Purchaser’s shares were issued in violation of any preemptive rights or is subject to any preemptive rights of any Person. The Purchaser has no subsidiaries other than those subsidiaries listed on Schedule 6.1(v)(i) hereof

(ii)
Except as set forth on Schedule 6.1(v)(i) hereof, there are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for or purchase from the Purchaser, or any plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire, (i) any capital stock or other ownership interests of the Purchaser, or (ii) any securities convertible into or exchangeable for any such capital stock or other ownership interests.  There are no outstanding contractual obligations or plans of the Purchaser to transfer, issue, repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests of the Purchaser.

(w)
Indebtedness.  Except as set forth on Schedule 6.1(w) the Company has no outstanding Indebtedness (as such term is defined in the Senior Secured Note) other than as contemplated pursuant to the Senior Secured Note and the Security Agreement.

ARTICLE 7  - SURVIVAL OF REPRESENTATIONS AND WARRANTIES

7.1 Survival of Representations and Warranties of the Vendor. The representations and warranties of the Vendor in Article 5 of this Agreement shall not survive the Closing. The Vendor shall have no further liability to the Purchaser with respect to the representations and warranties referred to in Article 5.

7.2 Survival of Representations and Warranties of the Purchaser.  The representations and warranties of the Purchaser contained in this Agreement shall survive the Closing and, notwithstanding such Closing or any investigation made by or on behalf of the Vendor with respect thereto, shall continue in full force and effect for the benefit of the Vendor provided, however, that no claim in respect thereof shall be valid unless it is made within a period of two years from the Closing Date and in accordance with the provisions set forth in Article 14 and, upon the expiry of such limitation period, the Purchaser shall have no further liability to the Vendor with respect to any of such representations or warranties.

ARTICLE 8  - COVENANTS OF THE VENDOR

8.1 Covenants of the Vendor.  The Vendor hereby covenants and agrees with the Purchaser as follows:

(a)
Investigations and Availability of Records:  Between the date hereof and the Closing Date the Vendor shall permit the Purchaser's Representatives to make such investigations of the Business and the Purchased Assets and its financial condition as the Purchaser deems necessary or desirable; provided that such investigations shall be carried out without undue interference with the operations of the Business

(b)
Consents:  Commencing forthwith after the date hereof and subject to Section 8.4 hereof,  the Vendor shall its best efforts to obtain at or prior to the Time of Closing all necessary consents, approvals, permits and acknowledgements which may be required in connection with the completion of the transactions contemplated herein.

(c)
Conduct of the Business:  Between the date hereof and the Time of Closing the Vendor shall cause the Business to be carried on in the ordinary course and shall not sell or dispose of any of its property or assets relating to the Business except in the ordinary course of business.

8.2 Delivery of Books and Records.  At the Time of Closing, the Vendor shall deliver to the Purchaser all the documents referred to in Section 5.1(e) and all other document files, records and other data of the Vendor relating to the Purchased Assets, including, without limitation, copies of books, records, intellectual property rights and licence agreements or arrangements with respect to intellectual property rights held by the Vendor relating to the Business, Debt Instruments, Encumbrances, agreements, contracts and commitments which the Vendor is a party to or bound by or subject to relating to the Business, and lists of suppliers and customers of the Business, all of which documents, books, records and other materials shall become the property of the Purchaser.

8.3 Arrangements Regarding Cheques.  The Vendor shall make arrangements at the Time of Closing, satisfactory to the Purchaser, to ensure that all cheques or other payments received by the Vendor from and after the Time of Closing which relate to the Business or the Purchased Assets shall be endorsed over without recourse and delivered to the Purchaser.

8.4 Agreements, Contracts and Commitments. The Vendor shall use its commercially reasonable efforts to assign to the Purchaser after the Closing the full benefit of all unfilled orders received by the Vendor prior to the Closing relating to the Business and all right, title and interest of the Vendor in, to and under all agreements, contracts and commitments and other rights of or relating to the Business described in Schedule 8.4, whether written or oral, including, without limitation:

(i)
the full benefit and advantage of all forward commitments by the Vendor set forth and described in Schedule 8.4 for supplies or materials entered into in the ordinary course of the Business for use in the Business whether or not there are any written agreements, contracts or commitments with respect thereto;  and

(ii)	all the right, title and interest of the Vendor in, to and under those agreements, contracts and commitments set forth and described in Schedule 8.4.

The Vendor shall use commercially reasonable efforts to participate in joint customer meetings either in person or telephonically, upon reasonable advance notice, to promote and support the assignment of such agreements, contracts and commitments, and to assist in the transition of such contracts to the Purchaser as may be required.

8.5 Transition Support.   For a period of six months from the Closing Date, the Vendor agrees to provide reasonable access to the Purchaser and its directors, officer, employees, consultants and representatives during business hours to such of the Vendor’s staff and personnel as may be required to train the Purchaser in the carriage and continued operation of the Business.

ARTICLE 9 - COVENANTS OF THE PURCHASER

9.1 Covenants of the Purchaser.  The Purchaser hereby covenants and agrees with the Vendor as follows:

(a)	Confidentiality

(i)
Between the date hereof and the Time of Closing the Purchaser shall keep confidential any trade secrets, know how or confidential or proprietary information and any financial or business documents or information (collectively in this Section, the “Information”) received by it from the Vendor relating to the Business and shall not disclose any of such Information to any third party, provided that any of such Information may be disclosed to the Purchaser's Representatives who need to know such Information in connection with the transactions herein contemplated.  The Purchaser shall use all reasonable efforts to ensure that the Purchaser's Representatives keep confidential such Information.  Notwithstanding the foregoing, the Purchaser will not be liable for disclosure of any of such Information upon the occurrence of one or more of the following events:

(A)	the completion at the Closing of the transactions herein contemplated;

(B)	the expiration of five years from the date of this Agreement;

(C)	the Information becoming generally known to the public other than through a breach of this Agreement;

(D)
the Information being lawfully obtained from a third party without breach of this Agreement by the Purchaser, provided that the Purchaser is able to produce documentation or other evidence sufficient to establish such third party as the source of the Information;

(E)
the Information being known to the Purchaser prior to its disclosure by the Vendor, provided that the Purchaser is able to produce documentation or other evidence sufficient to establish such knowledge; or

(F)	the Vendor having provided its prior written approval of such disclosure by the Purchaser.

(ii)	In the event that this Agreement is terminated in accordance with the provisions hereof the Purchaser shall:

(A)
use all reasonable effort to insure that all Information and all copies thereof are either destroyed or returned to the Vendor if it so requests so that, so far as possible, any Information obtained during and as a result of any investigation by the Purchaser's Representatives is not disseminated beyond those Persons concerned with such investigations; and

(B)
not, directly or indirectly, use for its own purposes, any Information discovered or acquired by the Purchaser's Representatives as a result of the Vendor making available to them those documents and materials referred to in Section 9.1(a)(i).

(b)
Maintenance and Access to Records:  The Purchaser agrees that it will retain all books and records and any other documents, information and files relating to the Business or the Purchased Assets delivered to it by the Vendor and relating to any period ending on or prior to the Closing Date for a period of six years following the Closing Date.  So long as such books and records and such other documents, information and files are retained by the Purchaser, the Vendor or its authorized representatives shall have reasonable access thereto in connection with the affairs of the Vendor relating to the Business as required, but the Purchaser shall not be responsible or liable to the Vendor for or as a result of any loss or destruction of or damage to any such books, or records or such other documents, information and files.

(c)
Public Offering.   The Purchaser shall agree to file an initial public offering prospectus with a securities commission in Canada (the “Public Offering”) within 180 days of the Closing and to concurrently seek approval for the listing of its common shares on the TSX Venture Exchange or similar stock exchange in Canada (the “Stock Exchange”). The Vendor will subsequently use its best efforts to seek a dual listing on a national securities exchange in the United States.

(d)
Subsidiary Guarantee.  So long as the Senior Secured Note shall remain outstanding, the Purchaser shall cause each of its subsidiaries that shall come into existence after the date hereof, to execute and deliver to the Vendor within three (3) Business Days of becoming a subsidiary of the Purchaser, a Subsidiary Guarantee (in a form identical to the Subsidiary Guarantee other than substituting the date and the name of the applicable subsidiary).

(e)	Discharge of Existing Security Interests. The Purchaser shall discharge any liens and indebtedness that is set forth on Schedule 5.23 of the Security Agreement within 60 days of the Closing Date.

(f)	Audited financial statements. Within ninety (90) days from the date hereof the Purchaser shall deliver to the Vendor audited NSI Financial Stateemnts for the year ended September 31, 2012.

ARTICLE 10  - BULK SALES LEGISLATION

10.1 Indemnity.  The parties hereto believe that, assuming compliance with this Agreement by both the Vendor and the Purchaser, it is both unnecessary for the protection of the Vendor's creditors and impracticable to comply with the Bulk Sales Legislation in the various jurisdictions in which the Purchased Assets are located.  Accordingly, in the event that any creditor of the Vendor should make any claim against either the Purchaser or the Purchased Assets which is wholly or partially based on the premise that the sale of the Purchased Assets did not conform in any particular to the requirements of the Bulk Sales Legislation of any such jurisdiction, the Vendor agrees to indemnify and save the Purchaser harmless from and against any claim for principal, interest and costs, including reasonable legal and accounting fees, whether or not the claim is ultimately proved to be well founded, except to the extent that the claim relates to a liability of the Business which is to be assumed by the Purchaser hereunder and which the Purchaser has failed to discharge.

ARTICLE 11  - PURCHASER'S CONDITIONS OF CLOSING

11.1 Conditions for the Benefit of the Purchaser.  The transactions herein contemplated, including the sale and purchase of the Purchased Assets in accordance with the terms of this Agreement, are subject to the following conditions, each of which is hereby declared to be for the exclusive benefit of the Purchaser.  Each of such conditions is to be fulfilled or performed at or prior to the Time of Closing.  The Vendor agrees to use its best efforts to cause each of such conditions to be fulfilled or performed at or prior to the Time of Closing:

(a)
Truth of Representations and Warranties of the Vendor:  The representations and warranties of the Vendor contained in this Agreement shall be true and correct on the date hereof and at the Time of Closing with the same force and effect as if such representations and warranties had been made on and as of each of such times.

(b)
Performance of Covenants by the Vendor:  The Vendor shall have performed all obligations, covenants and agreements contained in this Agreement to be performed by the Vendor at or prior to the Time of Closing.

(c)
Consents:   Subject to Section 8.4, there shall have been obtained from all appropriate Persons, as referred to in Section 8.1(b), such consents, approvals, permits and acknowledgements as may be required in connection with the completion of the transactions herein contemplated.

(d)
No Action Taken Restricting Sale:  No Legal Proceeding shall have been commenced or shall be pending or threatened against the Vendor at law or in equity or before or by an tribunal which would affect the title of the Vendor to the Business or the Purchased Assets or would enjoin, restrict or prohibit or would have the effect of preventing the completion of the transactions herein contemplated, including the sale and purchase of the Business and the Purchased Assets in accordance with the terms of this Agreement or which might adversely affect the ability of the Vendor to enter into this Agreement or to perform its obligations hereunder. The Purchaser acknowledges that the Vendor has disclosed to the Purchaser, the Legal Proceedings described in Schedule 5.1(j) and that any liabilities with respect to same are not being assumed by the Purchaser.

(e)
No Adverse Change:  Between the date hereof and the Time of Closing, no change in the operations, affairs, prospects or condition (financial or otherwise) of the Business shall have occurred which, in the case of any such occurrence, in the reasonable opinion of the Purchaser, would have a material adverse effect on the Business.

(f)
Non Fulfillment of Conditions for the Benefit of the Purchaser:  In the event that any condition, obligation, covenant or agreement of the Vendor to be fulfilled or performed hereunder at or prior to the Time of Closing, including, without limitation, the conditions set forth in this Article 11, shall not be fulfilled or performed at or prior to the Time of Closing, the Purchaser may rescind this Agreement by written notice to the Vendor and in such event the Purchaser shall be released from all obligations hereunder and, unless the Purchaser can show that the one or more conditions, obligations, covenants or agreements for the non fulfilment or non performance of which the Purchaser has rescinded this Agreement is or are reasonably capable of being fulfilled or performed or caused to be fulfilled or performed by the Vendor then the Vendor shall also be released from all obligations hereunder; provided, however, that any of the said conditions, obligations, covenants or agreements may be waived in whole or in part by the Purchaser without prejudice to the Purchaser's right of rescission in the event of the non fulfilment or non performance of any other condition, obligation, covenant or agreement, any such waiver to be binding on the Purchaser only if the same is in writing.

ARTICLE 12  - VENDOR'S CONDITIONS OF CLOSING

12.1 Conditions for the Benefit of the Vendor.  The transactions herein contemplated, including the sale and purchase of the Business and the Purchased Assets in accordance with the terms of this Agreement, are subject to the following conditions, each of which is hereby declared to be for the exclusive benefit of the Vendor.  Each of such conditions is to be fulfilled or performed at or prior to the Time of Closing.  The Purchaser covenants and agrees to use its best efforts to cause each of such conditions to be fulfilled or performed at or prior to the Time of Closing:

(a)
Truth of Representations and Warranties of the Purchaser:  The representations and warranties of the Purchaser contained in this Agreement shall be true and correct on the date hereof and at the Time of Closing with the same force and effect as if such representations and warranties had been made on and as of each of such times.

(b)
Performance of Covenants by the Purchaser:  The Purchaser shall have performed all obligations, covenants and agreements contained in this Agreement to be performed by it at or prior to the Time of Closing and shall have executed and delivered the Transaction Documents and the Purchase Price at Closing.

(c)
Consents:  There shall have been obtained from all appropriate Persons, including, but not limited to, the Purchaser’s lenders, creditors, shareholders, members, vendors, lessors, regulators and Person referred to in Section 8.1(b), all such consents, approvals, permits and acknowledgements as may be required in connection with the completion of the transactions herein contemplated.

(d)
No Action Taken Restricting Sale:  No Legal Proceeding shall have been commenced or shall be pending or threatened against the Vendor at law or in equity or before or by any tribunal which would adversely affect the title of the Vendor to the Business or the Purchased Assets or would enjoin, restrict or prohibit or would have the effect of preventing the completion of the transactions herein contemplated, including the sale and purchase of the Business and the Purchased Assets in accordance with the terms of this Agreement or which might adversely affect the ability of the Vendor to enter into this Agreement and to perform its respective obligations hereunder.  The Purchaser acknowledges that the Vendor has disclosed to the Purchaser, the Legal Proceedings described in Schedule 5.1(j) and that any liabilities with respect to same are not being assumed by the Purchaser.

(e)
Agency Agreement.  The Purchaser shall have entered into an agency agreement, in form and substance reasonably satisfactory to Vendor, with an IIROC registered investment bank, to broker or underwrite the sale of Purchaser’s Common Shares in the Public Offering.

(f)
 Observer Appointment.  The Purchaser shall have taken all requisite corporate action to appoint a designee of the Vendor as an observer to its board of directors with the right to receive notice of, and to attend either in person or telephonically, all meetings of its board of directors and to receive copies of all board presentations, materials and resolutions to be considered (prior to the adoption of such resolutions by unanimous written consent of its board of directors.

(g)	Existing Indebtedness. All of the Purchaser’s existing indebtedness shall have been converted into Class A Common Shares of the Purchaser or repaid in full.

(h)
No Adverse Change:  Between the date hereof and the Time of Closing, no change in the operations, affairs, prospects or condition (financial or otherwise) of the Purchaser  shall have occurred which, in the case of any such occurrence, in the reasonable opinion of the Vendor, would have a material adverse effect on the Purchaser.

(i)
Non Fulfillment of Conditions for the Benefit of the Vendor.  In the event that any condition, obligation, covenant or agreement of the Purchaser to be fulfilled or performed hereunder at or prior to the Time of Closing, including, without limitation, the conditions set forth in this Article 12, shall not be fulfilled or performed at or prior to the Time of Closing, the Vendor may rescind this Agreement by written notice to the Purchaser and in such event the Vendor shall be released from all obligations hereunder and, unless the Vendor can show that the one or more conditions, obligations, covenants or agreements for the non fulfilment or non performance of which the Vendor has rescinded this Agreement is or are reasonably capable of being fulfilled or performed or caused to be fulfilled or performed by the Purchaser, then the Purchaser shall also be released from all obligations hereunder; provided, however, that any of the said conditions, obligations, covenants or agreement may be waived in whole or in part by the Vendor without prejudice to its right of rescission in the event of the non fulfilment or non performance of any other condition, obligation, covenant or agreement, any such waiver to be binding upon the Vendor only if the same is in writing.

(j)
Filing of Series I Preferred Shares Terms and Conditions. The Purchaser shall have taken all corporate action to authorize the Series I Preferred Shares and shall have filed the Series I Preferred Shares Terms and Condition with the proper regulatory authority in Alberta Canada.

ARTICLE 13  - CLOSING ARRANGEMENTS

13.1 Date, Time and Place of Closing.  The Closing shall take place at the Time of Closing on the Closing Date at the offices of Sichenzia Ross Friedman Ference LLP, or via exchange of executed documentation on trust conditions, or at such other time, on such other date or at such other place as may be agreed upon in writing by the parties hereto.

13.2 Closing Arrangements.  At the Time of Closing and subject to the fulfilment of all the terms and conditions set forth in this Agreement which have not been waived in writing by the parties hereto, respectively:

(a)
Purchase and Sale of Business and Purchased Assets:  The Vendor shall sell to the Purchaser the Purchased Assets and the Purchaser shall purchase the Purchased Assets from the Vendor and pay and satisfy the Purchase Price, all as provided herein at section 4.1.

(b)	Assumption of Liabilities: The Vendor shall transfer to the Purchaser, and the Purchaser shall assume, all of the Assumed Liabilities as described in Schedule 3.3.

(c)
Delivery of Closing Documents:  Subject to Section 8.4, the Vendor shall deliver to the Purchaser all deeds, conveyances, bills of sale, assurances, transfers, assignments and consents and any other documents as shall be necessary or reasonably required to effectively transfer the Purchased Assets (other than those disposed of in the ordinary course of the Business between the Effective Time and the Time of Closing) to the Purchaser with good and marketable title thereto free of any Encumbrance except Permitted Encumbrances or as specifically provided in this Agreement, including the Schedules hereto, and shall deliver to the Purchaser all books, records, books of account, lists of suppliers and customers and all other documents, files, records and other data relating to the Purchased Assets as provided in Section 8.2.

(d)
Payment of Purchase Price:  Upon the fulfilment of the foregoing provisions of this Article 13 and subject to all the other terms and conditions contained in this Agreement being complied with, the Purchaser shall pay and satisfy the Purchase Price in the manner specified in Section 4.

ARTICLE 14  - INDEMNIFICATION

14.1 Indemnification by Purchaser

(a)
Subject to Section 14.5, in the event that the transactions herein contemplated are completed at the Closing, the Purchaser agrees to indemnify and hold the Vendor harmless from and against any loss, damage, claim, Legal Proceeding, deficiency or expense, including all out of pocket costs and including, without limitation, all reasonable legal and accounting fees, relating to, arising from or in connection with any misrepresentation or breach of any warranty, obligation, covenant or agreement of the Purchaser contained in this Agreement.  The obligation of the Purchaser to indemnify the Vendor as set forth this Section 14.1 shall be subject to the limitation period referred to in Section 7.2.

(b)
The Vendor hereby agrees to indemnify and hold the Purchaser harmless from and against any Tax resulting from any payment made under this Section 14.1, including, without limitation, any payment made under the provisions of this Section 14.1(b).

14.2 Procedure for Indemnification

(a)
A party claiming indemnification under Section 14.1 (in this Article an “Indemnitee”) shall give notice to the party or parties against which or against whom indemnification is claimed (in this Article an “Indemnitor”) with reasonable promptness upon becoming aware of the claim or other facts upon which a claim for indemnification will be based.  The written notice shall set forth such information and be accompanied by such documentation with respect thereto as is then reasonably available to the Indemnitee.

(b)
The Indemnitor shall have the right, exercisable by notice to the Indemnitee, given within ten (10) days following receipt of the aforesaid notice from the Indemnitee, to undertake and assume control of the defence of any such claim asserted by a third party (in this Article, a “Third Party Claim”), including the right of compromise or settlement thereof, and the Indemnitee shall co operate in such defence and make available all information and documentation requested by the Indemnitor with respect thereto; provided, however, that:

(i)
the Indemnitor shall first deliver to the Indemnitee written acceptance of liability for indemnification with respect to any such Third Party Claim and written consent to be joined as a party to any Legal Proceeding relating thereto;

(ii)	the undertaking and assumption of control of the defence, compromise or settlement of any such Third Party Claim shall, by its terms, be without expense, cost or other liability to the Indemnitee; and

(iii)
the Indemnitor shall at the Indemnitee's request furnish it with reasonable security against any expenses, costs or other liabilities to which it may be or may become exposed by reason of the defence, compromise or settlement of any such Third Party Claim.

(c)
Upon the assumption of control by the Indemnitor as aforesaid, the Indemnitor shall diligently proceed with the defence, compromise or settlement of such Third Party Claim at the Indemnitor's sole expense, including employment of counsel reasonably satisfactory to the Indemnitor; and in connection therewith, the Indemnitee shall co operate fully with, but at the expense of, the Indemnitor, to make available to the Indemnitor all pertinent information, documentation and witnesses under the Indemnitee's control and to make such assignments and take such other steps as in the opinion of counsel for the Indemnitor are necessary or desirable to enable the Indemnitor to conduct such defence, provided that the Indemnitee shall be entitled to reasonable security from the Indemnitor for any expenses, costs or other liabilities to which it may be or may become exposed by reason of such co operation.

(d)
The final determination of any such Third Party Claim, including all related expenses, costs and other liabilities, shall be binding and conclusive upon the parties hereto as to the validity or invalidity, as the case may be, of such Third Party Claim against the Indemnitor hereunder.

(e)
In the event that the Indemnitor fails to give notice to the Indemnitee as provided in paragraph (b) of this Section 14.2, the Indemnitee shall be entitled to make such compromise or settlement of such Third Party Claim as in its sole discretion may appear advisable and such compromise or settlement or other final determination of such Third Party Claim shall be binding upon the Indemnitor.

14.3 Subsequent Recovery.  In the event that the Indemnitee subsequently recovers all or part of a Third Party Claim from any other Person legally obligated to pay the same, the Indemnitee shall forthwith repay to the Indemnitor the amounts so recovered up to an amount not exceeding the amount theretofore paid by the Indemnitor by way of indemnity.

14.4 Details of Claims.  No claim for indemnity hereunder shall be valid unless and until written notice providing reasonable details of the reasons supporting the claim, including such information and documentation with respect thereto as is then reasonably available to the Indemnitee, is given by the Indemnitee to the Indemnitor at or prior to the expiration of the applicable limitation periods herein provided for.

14.5 De Minimis.  Notwithstanding any other provision of this Agreement, no party hereto shall assert against any other party hereto any claim or claims for indemnity hereunder unless the aggregate amount of the claim or claims asserted to that date, including the claim or claims then being asserted, is at least $10,000.

ARTICLE 15  - MISCELLANEOUS

15.1 Further Assurances.  Each of the parties hereto upon the request of the other party or parties hereto, whether before or after the Time of Closing, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions herein contemplated.

15.2 Assignment of Contracts.  To the extent the assignment of any agreement, contract or commitment, including, without limitation, any Lease or other asset to be assigned to the Purchaser pursuant to the provisions hereof, shall require the consent, approval, permit or acknowledgement of any Person, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof. If any of such required consents, approvals, permits and acknowledgments is not obtained, the Vendor shall co operate with the Purchaser in any reasonable arrangement designed to provide the Purchaser with the benefit of any such agreement, contract or commitment, including, without limitation, any Lease or other asset, including enforcement of any and all rights of the Vendor against the other party thereto arising out of breach or cancellation thereof by such party or otherwise.  Nothing contained herein shall be construed to negate or diminish, as between the Vendor and the Purchaser, the Vendor's covenants and obligations to transfer and deliver to the Purchaser the Purchased Assets as provided in this Agreement.

15.3 Announcements.  The parties hereto agree that, unless required by law, regulation, legal process or applicable stock exchange requirements, no disclosure or public announcement with respect to this Agreement or the transactions herein contemplated shall be made by any party hereto without the prior written consent of each of the other parties hereto, which consent shall not be unreasonably withheld.

15.4 Notices

(a)
Any notice, direction or other instrument required or permitted to be given to any party hereto shall be in writing and shall be sufficiently given if delivered personally, mailed or transmitted by fax or other form of recorded communication tested prior to transmission to such party, as follows:

(i)	in the case of the Vendor, at:

ChromaDex Corporation
10005 Muirlands Blvd, Ste G
Irvine, CA  92618, USA
Attention: Tom Varvaro
Fax:   (949) 419-0294
Email: tom.varvaro@chromadex.com

With a copy to:

Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, NY 10006
Attention:  Harvey Kesner, Esq.
Fax: (212) 930-9725
Email: hkesner@srff.com

(ii)	in the case of the Purchaser, at:

NeutriSci International Inc.
c/o Tingle Merrett LLP, Barristers & Solicitors
1250 Standard Life Building
639 - 5th Avenue SW
Calgary, AB, Canada  T2P 0M9
Attention:  Cynthia Solano
Fax: (403) 571-8008
Email: csolano@tinglemerrett.com

(b)
Any such notice, direction or other instrument, if delivered personally, shall be deemed to have been given and received on the date on which it was delivered, provided that if such day is not a Business Day then the notice, direction or other instrument shall be deemed to have been given and received on the first Business Day next following such day; if mailed, shall be deemed to have been given and received on the third day after it was mailed, provided that if such day is not a Business Day then the notice, direction or other instrument shall be deemed to have been given and received on the first Business Day next following such day; and if transmitted by fax or other form of recorded communication, shall be deemed to have been given and received on the day of its transmission, provided that if such day is not a Business Day or if it is transmitted or received after the end of normal business hours then the notice, direction or other instrument shall be deemed to have been given and received on the first Business Day next following the day of such transmission.

Any party hereto may change its address for service from time to time by notice given to the other parties hereto in accordance with the foregoing provisions.

15.5 Time of the Essence.  Time shall be of the essence for this Agreement.

15.6 Costs and Expenses.  All costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transactions herein contemplated shall be paid by the party incurring such costs and expenses.

15.7 Applicable Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties hereto shall be governed by, the laws of the State of New York without regard to principles of conflicts of law. Any action brought concerning the transactions contemplated by this Agreement shall be brought in the state courts or federal courts located in New York, New York.  The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted in compliance with this Section 17.7 and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  The parties executing this Agreement agree to submit to the in personam jurisdiction of such courts and hereby irrevocably waive trial by jury.

15.8 Entire Agreement.  This Agreement, including the Schedules hereto, constitutes the entire agreement between the parties hereto with respect to the transactions herein contemplated and cancels and supersedes any prior understandings, agreements, negotiations and discussions between the parties hereto with respect thereto, including, but not limited to, the Letter of Intent, except as specifically provided or contemplated in this Agreement. This Agreement may not be amended or modified in any respect except by written instrument executed by each of the parties hereto.

15.9 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

15.10 Assignment.  This Agreement may not be assigned by the Vendor or the Purchaser without the prior written consent of the other Party and provided that any such transferee enters into a written agreement with the other parties hereto to be bound by the obligations, covenants and agreements contained in this Agreement in all respects and to the same extent as the assigning party and provided that the assigning party shall continue to be bound by all such obligations, covenants and agreements to the extent that such Person fails to perform the same.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first written above as evidenced by the signatures of the authorized signatories of the parties below.

CHROMADEX CORPORATION Per: /s/ Frank Jaksch	NEUTRISCI INTERNATIONAL INC. Per: /s/ Keith Bushfield
FRANK JAKSCH, President and CEO	KEITH BUSHFIELD, President and CEO